As filed with the Securities and Exchange Commission on May 1, 2013

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO	POST-EFFECTIVE AMENDMENT NO. 2 TO
Form S-8 Registration Statement No. 333-181970	Form S-8 Registration Statement No. 333-129781

POST-EFFECTIVE AMENDMENT NO. 1 TO
Form S-8 Registration Statement No. 333-122737

UNDER THE SECURITIES ACT OF 1933

COPANO ENERGY, L.L.C.

(Exact name of registrant as specified in its charter)

Delaware	50-0411678
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

1200 Smith Street, Suite 2300

Houston, Texas 77002

(Address of registrant’s principal executive offices)

Copano Energy, L.L.C. Long-Term Incentive Plan

(Full title of Plan)

David R. DeVeau
1001 Louisiana Street, Suite 1000

Houston, Texas 77002

(713) 369-9000

(Name, address and telephone number of agent for service)

Copy to:

Troy L. Harder

Bracewell & Giuliani LLP

711 Louisiana Street, Suite 2300

Houston, Texas  77002-2770

Telephone: (713) 221-1456

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments relate to the following Registration Statements of Copano Energy, L.L.C. (the “Registrant”):

Registration Statement on Form S-8 (File No. 333-181970), pertaining to the registration of 1,200,000 of the Registrant’s common units issuable under the Copano Energy, L.L.C. Long-Term Incentive Plan (the “Plan”).

Registration Statement on Form S-8 (File No. 333-129781), pertaining to the registration of 1,700,000 of the Registrant’s common units issuable issuable under the Plan.

Registration Statement on Form S-8 (File No. 333-122737), pertaining to the registration of 800,000 of the Registrant’s common units issuable issuable under the Plan.

Effective on May 1, 2013, Kinder Morgan Energy Partners, L.P. (“KMP”) completed the acquisition of Copano Energy, L.L.C., a Delaware limited liability company,  pursuant to the Agreement and Plan of Merger dated January 29, 2013 (the “Merger Agreement”), by and among KMP, Kinder Morgan G.P., Inc., a Delaware corporation, Copano, and Javelina Merger Sub LLC, a Delaware limited liability company and wholly owned subsidiary of KMP.

Pursuant to the Merger Agreement, Javelina Merger Sub LLC was merged with and into Copano, with Copano surviving the merger as a wholly owned subsidiary of KMP (the “Merger”). Upon completion of these transactions, Copano became a direct, wholly owned subsidiary of KMP. As a result of the transactions, each outstanding Copano common unit was automatically converted into the right to receive the merger consideration described in the Merger Agreement.

In accordance with an undertaking made by the Registrant in the Registration Statements to remove by means of a post-effective amendment any shares of the Registrant’s common units which remain unsold at the termination of the offering, the Registrant hereby de-registers any and all common units originally reserved for issuance under the Plan and registered under the Registration Statements listed above which remained unissued at the effective time of the transactions.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on May 1, 2013.

COPANO ENERGY, L.L.C.

By:	/s/ David R. DeVeau
Name:	David R. DeVeau
Title:	Vice President

Pursuant to the requirements of the Securities Act of 1933, as amended, these Post-Effective Amendments to Registration Statements on Form S-8 have been signed below by the following persons in the capacities as indicated on May 1, 2013.

Signature	Title

/S/ STEVEN J. KEAN	President
Steven J. Kean	(Principal Executive Officer)

/S/ KIMBERLY A. DANG	Vice President and Chief Financial Officer
Kimberly A. Dang	(Principal Financial and Accounting Officer)

/S/ DAVID R. DEVEAU	Vice President of Kinder Morgan Management, LLC, the delegate of the general partner of Kinder Morgan Energy Partners, L.P., sole member of Copano Energy, L.L.C.
David R. DeVeau